Exhibit 99.1
Page 1     Biogen Idec Reports Third Quarter 2005 Earnings
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Biogen Idec
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Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Third Quarter 2005 Results
Cambridge, MA, October 26, 2005 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader with leading products and capabilities in oncology, neurology and immunology, today reported its third quarter 2005 results.
Third Quarter Highlights
•	Total revenues grew 10% to $596 million vs. prior year $543 million, driven primarily by AVONEX® (Interferon beta-1a) worldwide sales up 8% to $375 million and RITUXAN® (rituximab) revenues from the joint business arrangement up 14% to $182 million.

•	On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), third quarter earnings per share (EPS) were $0.08. Excluding pre-tax charges of $88 million of non-cash merger-related accounting impacts, severance and relocation charges of $27 million, and charges totaling approximately $21 million related to the planned sale of the NICO manufacturing facility and the sale of the NIMO manufacturing facility, adjusted non-GAAP EPS were $0.36.

•	Included in both the GAAP and adjusted non-GAAP results were:

Page 2     Biogen Idec Reports Third Quarter 2005 Earnings
•	Charges of $25 million, or EPS of $0.05, for impairments of ZEVALIN®(ibritumomab tiuxetan) inventory and intangibles,

•	$50 million, or EPS of $0.10, for an upfront payment of $40 million and future payments of $10 million to Protein Design Labs, Inc. (PDL), and

•	a loss $5 million, or EPS of $0.01, due to a write-down of certain investments (Sunesis).
“We previously announced our strategic plan to reduce operating expenses to fund increased business development activities in order to accelerate long-term growth,” said James C. Mullen, Biogen Idec’s Chief Executive Officer. “During the quarter, we have progressed against these goals by signing the partnership with PDL to jointly develop and commercialize three Phase II antibodies. Additionally, we achieved several key near-term milestones including the completion of the extensive safety evaluation of TYSABRI®(natalizumab), the submission of TYSABRI’s regulatory filings for multiple sclerosis (MS) in the US and Europe, and the submission of RITUXAN’s regulatory filings for rheumatoid arthritis (RA) in the US.”
Financial Performance
On an adjusted non-GAAP basis, Biogen Idec’s net income was $122 million in the third quarter of 2005 (Q3 2004 adjusted non-GAAP: $132 million). Adjusted non-GAAP EPS were $0.36 for the third quarter of 2005 (Q3 2004 adjusted non-GAAP: $0.37).
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $27 million (or EPS of $0.08) in the third quarter of 2005 (Q3 2004: net income of $37 million, or EPS of $0.10). The difference between adjusted non-GAAP net income and EPS and GAAP net income and EPS in the third quarter were primarily due to:
•	pre-tax charges of $88 million of non-cash merger-related accounting impacts, primarily amortization of intangibles, inventory step-up, and other merger-related charges,

•	charges of $27 million for severance and relocation related to the workforce reduction announced on September 8, 2005, and

•	charges totaling approximately $21 million related to the planned sale of the NICO manufacturing facility and the sale of the NIMO manufacturing facility.
These adjustments are itemized on Table 3.
Revenue Performance
Revenues for the third quarter of 2005 were up 14% to $182 million (Q3 2004: $160 million) from Biogen Idec’s joint business arrangement with Genentech related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) that Biogen Idec co-promotes in the U.S. with Genentech. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion

Page 3     Biogen Idec Reports Third Quarter 2005 Earnings
profits on a quarterly basis. U.S. net sales of RITUXAN were $456 million in the third quarter of 2005 (Q3 2004: $393 million), as reported by Genentech.
Revenues from AVONEX, Biogen Idec’s therapy for patients with relapsing forms of MS, increased 8% in the third quarter to $375 million (Q3 2004: $346 million). AVONEX, the leading therapy for MS in the U.S. as measured by revenues, patients, and total prescriptions, reported sales of $235 million in U.S. sales for the quarter (Q3 2004: $224 million). International sales increased 15% to $140 million in the third quarter of 2005 (Q3 2004: $122 million).
Table 4 provides individual product revenues.
Royalties were $23 million in the third quarter of 2005 (Q3 2004: $24 million).
Financial Guidance
Biogen Idec estimates that its 2006 non-GAAP earnings per share, excluding the impact of stock option expensing (FAS123R), will be in the range of $1.95 — $2.10. Guidance regarding the impact of FAS123R will be provided at a later date.
The Company anticipates that 2006 capital expenditures will be in the range of $200 — $275 million.
Guidance for full year 2006 reported earnings per share (GAAP-based financial measure) is not currently accessible as the Company cannot predict with any certainty the nature or the amount of non-operating or unusual charges for subsequent quarters. The Company does, however, anticipate that it may have to take such charges in subsequent quarters and that such charges, if material, would cause reported earnings per share to differ from operating earnings per share.
Recent Events
•	On July 18, 2005, Biogen Idec and Elan Corporation, plc (Elan) announced that SENTINEL, the Phase III TYSABRI add-on trial with AVONEX, achieved the two-year primary endpoint of slowing the progression of disability in patients with relapsing forms of MS. The addition of TYSABRI to AVONEX resulted in a 24 percent reduction in the risk of disability progression compared to the effect provided by AVONEX alone. Data from SENTINEL also demonstrated that the addition of TYSABRI to AVONEX led to a 56 percent relative reduction in the rate of clinical relapses compared to that provided by AVONEX alone.

•	On August 2, 2005, Biogen Idec and PDL announced a broad collaboration for the joint development, manufacture and commercialization of three Phase II antibody products. The agreement provides for shared development and commercialization of daclizumab in MS and indications other than transplant and respiratory diseases, and for shared development and commercialization of M200 (volociximab) and HuZAF™

Page 4     Biogen Idec Reports Third Quarter 2005 Earnings
•	(fontolizumab) in all indications. Under terms of the agreement, PDL received an upfront payment of $40 million, and Biogen Idec purchased $100 million of common stock from PDL. If multiple products were developed successfully in multiple indications and all milestones were achieved, PDL could receive certain development and commercialization milestone payments totaling up to $660 million.

•	On August 17, 2005, Biogen Idec, Genentech and Roche announced that the companies completed the filing of a supplemental Biologics License Application (sBLA) with the U.S. Food and Drug Administration (FDA) for an additional indication for RITUXAN, in previously untreated (front-line) patients with intermediate grade or aggressive, CD-20-positive, B-cell, NHL in combination with CHOP (cyclophosphamide, doxorubicin, vincristine and prednisone) or other anthracycline-based chemotherapy regimens. The companies have received Priority Review designation from the FDA.

•	On August 31, 2005, Biogen Idec and Genentech announced that the companies submitted an sBLA with the FDA for a new indication for RITUXAN in patients with active RA who inadequately respond to an anti-TNF therapy. As part of the RITUXAN sBLA filing, the companies have requested Priority Review designation from the FDA.

•	On September 8, 2005, Biogen Idec announced a comprehensive strategic plan to position the Company for long-term growth. The plan builds on the continuing strength of the core products, RITUXAN and AVONEX and expected near-term developments. The plan included a 17% reduction in workforce and the planned divestiture of AMEVIVE® (alefacept) and is expected to deliver annualized savings of $200 to $300 million. Under the plan, Biogen Idec also plans to commit significant additional capital to external business development and research opportunities.

•	On September 26, 2005, Biogen Idec and Elan announced that an sBLA for TYSABRI had been submitted to the FDA for the treatment of MS. As part of the sBLA filing, the companies have requested Priority Review designation from the FDA. The companies also submitted a similar data package to the European Medicines Agency.

•	On October 17, 2005, Biogen Idec and Elan announced that findings from their safety evaluation of TYSABRI in patients with Crohn’s disease (CD) and RA resulted in no new confirmed cases of progressive multifocal leukoencephalopathy (PML). The TYSABRI safety evaluation has now been completed. Previously, on August 9, 2005, Biogen Idec and Elan had announced that findings from their safety evaluation of TYSABRI in patients with MS resulted in no new confirmed cases of PML. The companies had previously reported three confirmed cases of PML, two of which were fatal. The companies are taking preliminary steps to restart clinical trials in MS.

Page 5     Biogen Idec Reports Third Quarter 2005 Earnings
Conference Call and Webcast
The Company’s earnings conference call for the third quarter will be broadcast via the internet at 5:00 p.m. ET on October 26, 2005, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.
About Biogen Idec
Biogen Idec (NASDAQ: BIIB) creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements regarding expected future financial results, including the financial objectives of the Company’s strategic restructuring plan, short and long-term growth, plans for external growth and the Company’s development programs, the potential for TYSABRI, and the Company’s commitment of significant additional capital to external business development and research opportunities.
These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results, short and long-term growth, plans for external growth and development programs, and the commitment of significant additional capital to external business development and research opportunities may be affected by a number of factors, including any unexpected slowing of growth of the markets for AVONEX and RITUXAN, any change in market acceptance of AVONEX and RITUXAN in key markets worldwide, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, any material decreases in sales by licensees of products on which the Company receives royalties, the impact of litigation, the impact of costs related to the suspension of TYSABRI, increases in costs related to, or an inability for us to enter into on acceptable terms, in-licensing deals, collaborations or acquisitions, increases in costs related to research and development of new products as well as increases in costs related to development of existing products in new indications, an inability for us to achieve acceptable terms from third parties for assets which have been proposed for divestment, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products.
Our long-term growth will depend on the successful development and commercialization of new products as well as the development and commercialization of existing products in new indications (such as RITUXAN in RA). Drug development involves a high degree of risk. For example, the plans for our development programs could be negatively

Page 6     Biogen Idec Reports Third Quarter 2005 Earnings
affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.
The potential for TYSABRI is subject to a number of risks and uncertainties. There is no assurance, for example, that we will be able to gain sufficient information to fully understand the risks associated with the product. There is also no assurance that the Company and Elan will be able to resume marketing and sales of TYSABRI.
For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Financial Results For The Third Quarter of 2005
Condensed Consolidated Statements Of Income — GAAP Basis
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
REVENUES

Product	$391,366	$359,692	$1,187,773	$1,095,415

Unconsolidated joint business	181,597	159,507	526,984	444,619

Royalties	23,117	23,860	71,600	73,371

Corporate partner	131	217	3,290	10,377

Total revenues	596,211	543,276	1,789,647	1,623,782

COST AND EXPENSES

Cost of product and royalty revenues	89,561	64,460	260,262	470,955

Research and development	227,039	168,307	579,357	496,990

Selling, general and administrative	161,410	132,622	475,637	403,116

Amortization of acquired intangible assets	75,990	107,054	228,746	267,222

Impairment and Loss on Sale of Long Lived Assets	21,046	—	102,904	—

Total cost and expenses	575,046	472,443	1,646,906	1,638,283

Income (loss) from operations	21,165	70,833	142,741	(14,501)

Other income/ (expense), net	11,192	(1,573)	8,318	16,566

INCOME BEFORE INCOME TAXES	32,357	69,260	151,059	2,065

Income taxes	5,172	32,492	45,910	5,668

NET INCOME	$27,185	$36,768	$105,149	$(3,603)

BASIC EARNINGS (LOSS) PER SHARE	$0.08	$0.11	$0.31	(0.01)

DILUTED EARNINGS (LOSS) PER SHARE	$0.08	$0.10	$0.31	(0.01)

SHARES USED IN CALCULATING:

BASIC EARNINGS PER SHARE	336,536	334,777	334,819	335,165

DILUTED EARNINGS PER SHARE	340,859	355,232	346,581	335,165

TABLE 2
Condensed Consolidated Balance Sheets
(dollars in thousands)

	Sep. 30, 2005	Dec. 31, 2004
Assets:
Current assets

Cash, cash equivalents and securities available-for-sale	$611,398	$1,057,942

Accounts receivable, net	261,535	278,637

Inventory	227,469	251,016

Other current assets	434,810	343,449

Total current assets	1,535,212	1,931,044

Long-term securities available-for-sale	1,207,062	1,109,624

Property and equipment, net	1,093,680	1,525,225

Intangible assets, net	3,057,209	3,292,827

Goodwill	1,151,105	1,151,105

Other	270,341	155,933

Total assets	$8,314,609	$9,165,758

Liabilities and shareholders’ equity

Current liabilities	$558,945	$1,260,748

Long-term deferred tax liability	856,297	921,771

Non-current liabilities	101,540	156,838

Shareholders’ equity	6,797,827	6,826,401

Total liabilities and shareholders’ equity	$8,314,609	$9,165,758

TABLE 3
Financial Results For The Third Quarter of 2005
Condensed Consolidated Statements Of Income — Operating Basis
(in millions, except per share amounts)
The non-GAAP financial measures presented below are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Numbers may not foot due to rounding.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Earnings per share — Diluted:
GAAP	$0.08	$0.10	$0.31	($0.01)
Adjusted Pro Forma (Non-GAAP)	$0.36	$0.37	$1.09	$1.10

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NET INCOME ON A NON-GAAP BASIS IS AS FOLLOWS:

GAAP Net Income/(Loss)	$27.2	$36.8	$105.1	($3.6)

COGS: Fair value step up of inventory acquired from former Biogen, Inc.	11.3	3.3	29.6	291.1

R&D: Costs associated with Sale of Plant	—	—	1.9	—

R&D: Merger related and purchase accounting costs	0.2	0.1	0.2	3.0

R&D: Severance and restructuring	19.6	—	19.6	—

SG&A: Merger related and purchase accounting costs	0.3	1.7	0.8	6.7

SG&A: Severance and restructuring	7.6	—	7.6	—

Purchase accounting: Amortization of acquired intangible assets related to the merger with former Biogen, Inc.	76.0	107.1	228.7	267.2

Impairment and Loss on Sale of Long Lived Assets	21.0	—	96.6	—

Other expense: write-down of other investments	—	12.7	—	12.7

Income taxes: Income tax effect of reconciling items	(40.9)	(29.6)	(113.0)	(180.8)

Non-GAAP Net Income	$122.3	$132.0	$377.1	$396.3

Adjustments were made to conform prior periods to current year presentation including adoption of EITF 03-06, which requires allocation of income to certain holders of equity and debt instruments.

Table 4
Biogen Idec Inc
Product Revenues for Third Quarter 2005
(in thousands)

	Three Months Ended
	September 30,
	2005	2004
PRODUCT REVENUES

Avonex®	$374,708	$346,248

Amevive®	11,631	8,222

Tysabri®	(196)	—

Zevalin®	5,223	5,222

Total Product Revenues	$391,366	$359,692

	Nine Months Ended
	September 30,
	2005	2004
PRODUCT REVENUES

Avonex®	$1,130,082	$1,047,482

Amevive®	36,104	33,325

Tysabri®	4,853	—

Zevalin®	16,734	14,608

Total Product Revenues	$1,187,773	$1,095,415